Exhibit 10.13

*Confidential*

Form Change of Control Agreement

SAMSON INVESTMENT COMPANY

CHANGE OF CONTROL AGREEMENT

[Date], 2011

This Change of Control Agreement (this “Agreement”) is entered into by and between Samson Investment Company and                                         , an employee of Samson (“Employee”), subject to the terms and conditions set forth in this Agreement, for the purpose of retaining Employee, maintaining a stable work environment for Employee and allowing Employee to more effectively perform his or her assigned duties. As used in this Agreement, “Samson” is defined as, shall mean and shall include (i) Samson Investment Company, (ii) any of its subsidiary companies (including, without limitation, Samson Resources Company, Samson Lone Star, LLC, Samson Offshore Company, Samson Contour Energy E&P LLC and Samson Concorde Gas Intrastate, Inc.), and (iii) any buyer of the voting common stock or membership interest of such entities, any other successor to all or part of Samson’s business which assumes and agrees to perform this Agreement or which otherwise becomes bound by all the terms and provisions hereof by operation of law. In the event a business entity controlled by the Schusterman Family is a buyer of or successor to a Samson subsidiary company, including those identified in (ii) above, or other part of Samson’s business, and should Employee, in conjunction with a Change of Control, accept an offer to transfer to a position with any such business entity controlled by the Schusterman Family, the provisions of this Agreement shall remain applicable to Employee and such Schusterman Family controlled business entity.

Other than the terms defined above, all capitalized and italicized terms appearing herein have the meaning set forth in Section IV of this Agreement.

I.	Success Bonus

1.	If (i) a Change of Control occurs on or before the Retention Date and (ii) Employee is employed by Samson on the date of such Change of Control and (iii) Employee satisfies the Release Requirements, Samson shall pay Employee a success bonus equal to fifty percent (50%) of Employee’s Annual Base Salary. The success bonus shall be paid to Employee in a lump sum within five (5) days following the date of such Change of Control.

II.	Retention Bonus

1.	If (i) a Change of Control does not occur on or before the Retention Date and (ii) Employee is employed by Samson on the Retention Date, Samson shall pay Employee a retention bonus equal to twenty-five percent (25%) of Employee’s Annual Base Salary. The retention bonus shall be paid to Employee in a lump sum on the first business day following the Retention Date.

2.	Samson shall pay this retention bonus to Employee without any obligation for Employee to satisfy the Release Requirements.

III.	Severance Benefits

Effective upon a Change of Control and subject to the provisions of Section IX, paragraph 3 herein, if, (i) within one (1) year following a Change of Control, Employee becomes subject to a Severance, and (ii) Employee satisfies the Release Requirements, then Samson shall provide Employee with the following Severance benefits:

1.	Severance Payment. A single lump sum cash payment, payable on the sixtieth (60th) day following the Severance Date in an amount equal to (i) the number of weeks in the Protection Period, multiplied by (ii) Employee’s Total Weekly Compensation.

2.	Health Benefits:

a.	Commencing immediately upon the Severance Date and continuing for the duration of the Protection Period, Samson shall arrange to provide Health Benefits to Employee, and his or her eligible dependents who were covered immediately prior to the Severance Date, at a cost to Employee reasonably comparable to the cost to Employee immediately prior to a Change of Control (or, if less, such cost as is effective on the Severance Date). Samson shall waive, or cause to be waived, all pre-existing condition exclusions and qualification or waiting periods applicable to any such Health Benefits.

b.	COBRA. Unless otherwise prohibited by applicable law, the coverage period for purposes of the group health continuation requirements of Section 4980B of the Code, shall commence immediately following the end of the Protection Period after the Severance Date, and shall not run concurrently with any portion of the Protection Period immediately following the Severance Date.

c.	Any Health Benefits otherwise receivable pursuant to this Section III.2. shall be reduced to the extent that benefits of the same type and coverage, including deductibles and coverage limits, are received by or made available to Employee by a subsequent employer during the Protection Period; PROVIDED, HOWEVER, that, for the avoidance of doubt, such reduction shall only occur as a result of coverage received or made available as a result of Employee’s subsequent employment (and not as a result of any spousal coverage available to Employee).

3.	Outplacement Services. Samson shall provide, at no cost to Employee, access to company-paid providers of employee placement, outplacement and related services, as is suitable to Employee’s position, for a period ending upon the earlier of the date that (i) is twelve (12) months immediately following the Severance Date or (ii) Employee first accepts an offer of employment; PROVIDED, HOWEVER, that in no case shall Samson be required to pay an amount for such services provided to Employee in excess of $10,000.

4.	Samson Provided Assets. If Employee so elects on the Severance Date, Samson shall, as soon as reasonably practicable (and in any event within thirty (30) days) following the Severance Date, transfer to Employee, pursuant to the terms stated below, any or all of the following Samson-owned assets which were provided by Samson for Employee’s personal use while away from Samson’s offices, provided such assets do not contain Samson related information of a confidential or proprietary nature:

a.	Home or portable laptop or personal computers, computer equipment related to such home or personal computer or laptop, iPads and installed (non-proprietary) software at no cost to Employee, PROVIDED that Employee shall be responsible for the payment of any services that may be related thereto after the Severance Date;

b.	Assigned cell phones, iPhones, and Blackberries, including, without limitation, the right to the phone number assigned to such devices at no cost to Employee, PROVIDED that Employee shall be responsible for the payment of all fees or other charges for services after the Severance Date; and

c.	Any company vehicle provided by Samson for Employee’s personal use at a purchase price equal to either (i) the current NADA average wholesale value for Samson-owned vehicles or (ii) the lease buy-out cost for any vehicle leased by Samson, as applicable.

d.	Country club and luncheon club memberships, subject to Employee’s agreement to assume any applicable transfer fees, future dues and related expenses.

IV.	Definitions

For purposes of this Agreement, the following terms shall have the following meanings:

1.	“Allowances” shall mean the sum total of the annual cash values set forth immediately below for the non-health and welfare perquisites, benefits and reimbursements described therein.

a.	The Samson Educational Assistance Program at an amount equal to Employee’s reimbursement for calendar year 2011, but only if, as of the Severance Date, Employee is still enrolled at the same institution and pursuing the same course of study as in calendar year 2011.

b.	The Samson Dependent Educational Assistance Program at an amount equal to Employee’s reimbursement for calendar year 2011, but only if, as of the Severance Date, the Employee’s same dependent(s) are still enrolled at the same institution and pursuing the same course of study as in calendar year 2011.

c.	Professional organization dues pursuant to Samson’s Employee Expense Policy at the annual amount of $500.00, but only if Employee received a reimbursement for professional organization dues during calendar year 2011.

d.	Estate and financial planning services at the annual amount of $2,500.00.

e.	Country club membership dues and related expenses at the annual amount of $15,000.00.

f.	Luncheon club membership dues and related expenses at the annual amount of $3,000.00.

g.	Exec-U-Care supplemental medical expense benefits at an annual amount of $13,000.00.

h.	Personal private aircraft hours, calculated by multiplying (a) the number of hours awarded to Employee as shown in Samson’s records times (b) $4,000.00 per hour.

2.	“Annual Base Salary” shall mean the amount of Employee’s yearly base salary rate, as shown in Samson’s payroll records, that is in effect on November 1, 2011, including the applicable salary exchange value for any company vehicle provided by Samson for Employee’s personal use. Employee’s Annual Base Salary shall specifically EXCLUDE any payments for (i) overtime, (ii) Annual Bonus, (iii) Allowances, (iv) Samson 401(k) Percentage, (v) any retention bonus, (vi) any success bonus, (vii) any other bonus or equity based incentive granted after a Change of Control, including, without limitations, stock options, and (viii) the appreciation of any stock appreciation rights awarded pursuant to the Samson Investment Company First Amended 2008 Stock Appreciation Rights Plan or any similar stock-based incentive plan.

3.	“Annual Bonus” shall mean Employee’s 2011 annual performance-based cash bonus awarded and paid by Samson to Employee on November 1, 2011 determined under the terms of Samson’s annual bonus program then in existence.

4.	“Cause” shall mean the occurrence of any of the following events:

a.	Employee’s commission of any serious crime involving fraud, dishonesty or breach of trust as to Samson;

b.	Employee’s material violation of either (i) The Samson Investment Company Confidential and Proprietary Information and Materials Policy or (ii) The Samson Investment Company Business and Ethics Code of Conduct Policy; or

c.	Employee’s willful or knowing failure to perform his or her duties in any material respect (other than any failure resulting from Employee’s incapacity due to physical or mental illness or disability) or gross negligence or intentional misconduct in the performance of his or her duties.

Notwithstanding the immediately preceding item c, any of the circumstances described in said item c may not serve as the basis for Cause unless (i) Samson provides written notice to Employee within thirty (30) days following Samson’s initial knowledge of the existence and effect of the event(s) constituting Cause and (ii) Employee fails to cure such event(s) within thirty (30) days after receipt of such notice. Furthermore, no act or failure to act by Employee shall be considered “willful” or “intentional” unless done or omitted to be done by Employee in bad faith and without reasonable belief that his or her action or omission was in the best interests of Samson.

5.	“Change of Control” shall mean the closing of a direct or indirect sale or transfer, in one or a series of transactions, of more than fifty percent (50%) of the outstanding shares of voting common stock of Samson Investment Company to any person (as that term is used in Section 13(d) of the Securities Exchange Act of 1934) other than a member of the Schusterman Family, pursuant to the terms of a definitive agreement entered into by Samson on or before December 31, 2011.

6.	“Code” shall mean the Internal Revenue Code of 1986, as amended.

7.	“Good Reason” shall mean the occurrence of any of the following events without Employee’s prior agreement and written consent:

a.	A material diminution in Employee’s Annual Base Salary or Annual Bonus (except as such Annual Bonus may be affected by the performance of any of Samson, the Samson business unit in which Employee works, or Employee);

b.	Relocation of Employee’s primary place of employment to a location more than 50 miles from his or her primary place of employment immediately prior to a Change of Control; or

c.	A material breach by Samson of any of its obligations to Employee under this Agreement.

d.	A diminution in Employee’s duties or responsibilities to a level that is materially inconsistent with his or her position or title prior to such diminution.

Notwithstanding the foregoing, any of the circumstances described in the items immediately above may not serve as the basis for Good Reason unless (i) Employee provides written notice to Samson within thirty (30) days of Employee’s initial knowledge of the existence and effect of the event(s) constituting Good Reason and (ii) Samson fails to cure such events(s) within thirty (30) days after receipt from Employee of such notice; PROVIDED that Good Reason will cease to exist with respect to an event thirty-one (31) days following Employee’s initial knowledge of the existence and effect of such event, and Employee will be deemed to have waived the right to claim Good Reason with respect to that event.

8.	“Health Benefits” shall mean benefits available to Employee pursuant to: (i) Samson’s Medical, Dental and Vision Plans and Insurance Policies, Employee’s Flexible Spending Account, Samson’s Employee Assistance Program and Samson’s Exec-U-Care Policy that exist immediately prior to a Change of Control or (ii) any replacement or substitute plans, accounts and/or policies for those identified in (i) above that exist on and after a Change of Control, PROVIDED, HOWEVER, that such replacement or substitute plans, accounts and/or policies must be comparable to those commonly available or provided to employees and their dependents within the oil and gas exploration and production industry.

9.	“Protection Period” shall mean the period of time equal to the sum of (i) fifty-two (52) weeks plus (ii) two (2) weeks for each full and partial year of service following Employee’s initial date of employment with Samson (or any respective predecessor) through the Severance Date up to a maximum of one-hundred and four (104) weeks. [”Protection Period” shall mean one-hundred and four (104) weeks.]

10.	“Release Requirements” shall mean, either:

a.	With regard to the payment to Employee of the Severance Benefits described in Section III hereof, the execution by Employee, no later than fifty-three (53) days following the termination of Employee’s employment with Samson, of an effective general waiver and release of claims agreement in favor of Samson, substantially in the form attached hereto as Appendix A, PROVIDED that Employee does not revoke such general waiver and release of claims agreement within the seven (7) day statutory revocation period following Employee’s execution of same; or,

b.	With regard to the payment to Employee of the Success Bonus described in Section I hereof, and the termination of Employee’s participation in the Samson Investment Company First Amended 2008 Stock Appreciation Rights Plan, the execution by Employee of an effective general waiver and release of claims agreement in favor of Samson, substantially in the form attached hereto as Appendix B.

11.	“Retention Date” shall mean the date upon which Samson determines that a Change of Control will not occur under the definitive agreement referenced in Section IV, paragraph 5 above, which date shall in no event be later than March 31, 2012.

12.	“Samson 401(k) Percentage” shall mean the greater of (i) the total percentage of Samson’s contributions on Employee’s behalf as shown in Samson’s payroll records pursuant to Samson’s 401(k) Plan in effect immediately prior to a Change of Control or (ii) the total percentage of Samson’s contributions on Employee’s behalf as shown in Samson’s payroll records pursuant to Samson’s 401(k) Plan in effect as of the Severance Date.

13.	“Samson’s 401(k) Plan” shall mean the Samson Investment Company Thrift and Retirement Plan as adopted by Samson.

14.	“Schusterman Family” shall mean members of the Schusterman family, any trust established for the benefit of such family members, and any entities affiliated and private foundations associated with such family members or trusts.

15.	“Severance” shall mean either:

a.	The involuntary termination of Employee’s employment by Samson other than for Cause upon or after a Change of Control, or

b.	A voluntary termination of Employee’s employment for Good Reason after a Change of Control.

c.	Notwithstanding items (a) and (b) above, neither (i) Employee’s refusal, without Good Reason, of an offer to transfer to a comparable position within a business entity controlled by the Schusterman Family in conjunction with a Change of Control or (ii) Employee’s death or total disability shall be considered a Severance.

16.	“Severance Date” shall mean the date on which Employee becomes subject to a Severance and is no longer employed by Samson.

17.	“Total Weekly Compensation” shall mean an amount equal to the result obtained by dividing the sum total of the amounts attributable to the following items by fifty-two (52):

a.	The greater of (i) Employee’s Annual Base Salary or (ii) the equivalent of Employee’s Annual Base Salary received by Employee during any calendar year following 2011 but prior to the Severance Date; plus

b.	The greater of (i) Employee’s Annual Bonus or (ii) the total cash bonus payments paid by Samson to Employee during any calendar year following 2011, and prior to the Severance Date, as part of Samson’s annual bonus program; plus

c.	The Samson 401(k) Percentage multiplied times the greater of (i) Employee’s Annual Base Salary or (ii) the equivalent of Employee’s Annual Base Salary received by Employee during any calendar year following 2011 but prior to the Severance Date. This amount shall be calculated without regard to any statutory limitations placed upon the amount of salary for any employee which are normally imposed on contributions into an actual 401(k) plan; plus

d.	Allowances.

Notwithstanding the foregoing, the amounts described in the items immediately above, shall specifically EXCLUDE any payments or amounts received by Employee from Samson attributable to (i) overtime, (ii) retention bonus, (iii) success bonus, (iv) any additional bonus other than the Annual Bonus and (iv) the appreciation of any stock appreciation rights awarded pursuant to the Samson Investment Company First Amended 2008 Stock Appreciation Rights Plan or any similar stock-based incentive plan and any value relating to any future stock option plans.

V.	Confidentiality and Employee Obligations

As a condition to Samson’s decision to enter into this Agreement, Employee acknowledges that Employee is bound by and subject to, and Employee agrees to continue to comply with the terms of, both (i) The Samson Investment Company Confidential and Proprietary Information and Materials Policy and (ii) The Samson Investment Company Business and Ethics Code of Conduct Policy, in each case both during Employee’s employment with Samson or any of its subsidiaries and at all times thereafter (including, without limitation, following any Severance). Employee further agrees to return to Samson promptly following the Severance Date any Samson owned property in possession of Employee other than those items transferred to Employee pursuant to Section III, paragraph 4 herein.

VI.	409A Compliance

In the event any payments to Employee required to be made upon his or her Severance under this Agreement are determined, in whole or in part, to constitute “nonqualified deferred compensation” (“NQDC”) within the meaning of Section 409A of the Code, and Employee is considered a “specified employee” within the meaning of Section 409A of the Code at the time of such Severance, then the determination of whether and what amount of any such payment to the Employee made under this Agreement constitute NQDC shall be made by Samson, and any such determination shall be final and binding on Samson and the Employee. Samson makes no representation as to whether any such payment or any part thereof constitutes or may constitute NQDC. Neither Samson nor any of its directors, officers, employees or agents shall have any liability to the Employee or any other person for (i) any amounts incurred by the Employee or any such other persons by reason of the determination made by Samson pursuant to this Section VI or (ii) any act or omission by Samson or any of its directors, officers, employees or agents in the course of or as a result of making such determination. This Agreement is intended to comply with, or otherwise be exempt from, Section 409A of the Code. This Agreement shall be administered, interpreted, and construed in a manner consistent with Section 409A of the Code. No payment under this Agreement that constitutes NQDC shall be accelerated unless such acceleration is permissible under Treasury Regulation Sec. 1.409A-3(j)(4).

VII.	Release Documents

1.	The forms of the general waiver and release of claims agreement required by the Release Requirements are attached as Appendix A and Appendix B hereto. The terms of Appendix A and Appendix B are hereby incorporated by reference into this Agreement.

VIII.	Amendment and Termination of Agreement

1.	This Agreement may not be amended without the written consent of Employee.

2.	If a Change of Control does not occur on or before the Retention Date, this Agreement shall terminate in its entirety immediately upon payment to Employee of the retention bonus described in Section II herein.

IX.	General Provisions

1.	In the event a business entity controlled by the Schusterman Family is a buyer of or successor to a Samson subsidiary company (as described in the introductory paragraph of this Agreement) or other part of Samson’s business, and should Employee, in conjunction with a Change of Control, accept an offer to transfer to a position with any such Schusterman Family controlled business entity, the provisions of this Agreement shall remain applicable to Employee; PROVIDED, HOWEVER, Employee understands and agrees that all benefits, obligations and liabilities of Samson associated with this Agreement, with respect to Employee, shall transfer to, and be assumed by, such Schusterman Family controlled business entity on and after such Change of Control.

2.	Other than with respect to a transfer of Employee to a business entity controlled by the Schusterman Family as provided in Section IX.1. above, the liabilities and obligations associated with this Agreement shall be the sole and exclusive responsibility of Samson Investment Company and its applicable subsidiaries following a Change of Control. Any change in the ownership of the outstanding shares of voting common stock of Samson shall not alleviate Samson of its duty to perform under this Agreement.

3.	All payments under this Agreement will be reduced by applicable tax and other statutory withholdings, and will be subject to applicable tax reporting, as determined by Samson.

4.	Neither the execution of this Agreement, nor any modification of this Agreement, nor the creation of any fund, trust or account, nor the payment of any amounts or benefits will be construed as (i) altering any other terms or conditions of Employee’s employment, (ii) giving Employee, or any person whomsoever, the right to be retained in the service of Samson or any of its subsidiaries, or (iii) affecting or impairing Samson’s, or its subsidiaries’, ability to terminate Employee’s employment at any time prior to a Change of Control (subject only to the operative provisions of this Agreement). For the avoidance of doubt, the provisions of this Agreement do not, in any way, negate the employment-at-will or similar conditions of employment applicable to Employee, and nothing contained herein is intended to be, nor shall it be construed as, a contract for employment.

5.	This Agreement constitutes the only valid and enforceable agreement between Samson and Employee relating to Employee’s potential Severance and the receipt of benefits relating to such potential Severance. Notwithstanding the foregoing, should any other agreement or plan relating to Employee’s potential Severance or the receipt of benefits relating thereto be found to exist, such other agreement or plan is hereby deemed to be (i) terminated and of no further force or effect and (ii) replaced and superseded in its entirety by this Agreement.

6.	This Agreement shall inure to the benefit of and be enforceable by Employee’s personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees. If Employee should die while any amounts would still be payable to him or her under this Agreement, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms hereof to Employee’s designee or, if there be no such designee, to Employee’s estate. Except by will or intestacy as set forth in this paragraph, no right, benefit or interest of Employee under this Agreement shall be subject to anticipation, alienation, sale, assignment, encumbrance, charge, pledge, hypothecation, or set-off in respect of any claim, debt or obligation, or to execution, attachment, levy or similar process, or assignment by operation of law. Any attempt, voluntary or involuntary, to effect any action specified in the immediately preceding sentence shall, to the full extent permitted by law, be null, void and of no effect.

7.	Except as otherwise provided herein or by applicable law: (i) no right or interest of Employee under this Agreement will be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including, without limitation, by execution, levy, garnishment, attachment, pledge or in any other manner and (ii) no attempted assignment or transfer thereof will be effective. When a payment is due under this Agreement to Employee when Employee is unable to care for his or her affairs, payment may be made directly to his or her legal guardian or personal representative.

8.	Any notice or other communication required or permitted pursuant to the terms of this Agreement shall have been duly given when delivered or mailed by United States Mail, first class, postage prepaid, addressed to the intended recipient at his, her or its last known address.

9.	If any provision of this Agreement is held invalid or unenforceable, such invalidity or unenforceability will not affect any other provisions hereof, and this Agreement will be construed and enforced as if such provisions had not been included.

10.	This Agreement will be governed by and construed and enforced according to the laws of the State of Oklahoma, without regard to conflicts of laws (to the extent not preempted by federal law, which will otherwise control).

11.	This Agreement’s headings and captions are provided for reference and convenience only, will not be considered part of this Agreement, and will not be employed in the construction of this Agreement.

X.	Execution and Acknowledgement

Employee hereby confirms his or her receipt, understanding and acceptance of the terms set forth in this Agreement and its Appendix. In witness whereof, each of the parties hereto has executed this Agreement as of the Date(s) written below:

Date:	EMPLOYEE

Date:	SAMSON INVESTMENT COMPANY By: Its:

Date:	SAMSON LONE STAR, LLC SAMSON OFFSHORE COMPANY and/or SAMSON CONCORDE GAS INTRASTATE, INC. By: Its:

APPENDIX A TO

SAMSON INVESTMENT COMPANY

CHANGE OF CONTROL AGREEMENT

WAIVER AND RELEASE OF CLAIMS AGREEMENT

This Waiver and Release of Claims Agreement (this “Release”) is being entered into by and between                     (“Employee”) and                     (“Employer”), subject to the terms and conditions set forth in this release, for the purpose of complying with the Release Requirements contained in the Samson Investment Company Change of Control Agreement between Employee and Employer (the “Agreement”). As used in this Release, “Employer” is defined as, shall mean and shall include (i)                     and any of its subsidiary companies, (ii) Samson Investment Company and any of its subsidiary companies (including, without limitation, Samson Resources Company, Samson Lone Star, LLC, Samson Offshore Company, Samson Contour Energy E&P, LLC and Samson Concorde Gas Intrastate, Inc.), and (iii) any buyer of such entities identified in (i) and (ii) above or any other successor to their business, including a Schusterman Family business entity. Other than the terms defined above, all capitalized and italicized terms appearing herein have the meaning set forth in the Agreement.

Employee and Employer acknowledge that a Severance has occurred and that Employee is being offered certain payments and benefits pursuant to the Agreement, subject to the execution (without revocation by Employee) of this Release.

Severance Benefits

1.	In exchange for Employee’s promises in this Release, Employer agrees to tender to Employee the Severance benefits as set forth in Section III of the Agreement.

2.	Employee agrees that he or she will be entitled to receive such Severance benefits only if Employee accepts, executes and does not revoke this Release, which requires Employee to release both known and unknown claims occurring prior to the date the Employee signs this Release.

3.	Employee agrees that the Severance benefits tendered under Section III of the Agreement constitute fair and adequate consideration for the execution of this Release and are extra benefits to which Employee would not otherwise be entitled. Employee further agrees that Employee has been fully compensated for all wages and fringe benefits, including, but not limited to, paid and unpaid leave, due and owing, and such Severance benefits are in addition to payments and benefits to which Employee is otherwise entitled.

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Claims That Are Being Released

4.	Employee agrees that this Release constitutes a full and final release by Employee and Employee’s descendants, dependents, heirs, executors, administrators, assigns, and successors, of any and all claims, charges, and complaints, whether known or unknown, that Employee has or may have to date against Employer and any of its parents, subsidiaries or affiliated entities, or the agents, plans or programs administering such Severance benefits, and their respective officers, directors, managers, members, shareholders, employees, predecessors, successors, and assigns, arising out of or related to Employee’s employment or the termination thereof, any agreements between Employee and Samson, or otherwise based upon acts, events or other sets of fact that occurred on or before the date on which Employee signs this Release. To the fullest extent allowed by law, Employee hereby waives and releases any and all such claims, charges, and complaints in return for the Severance benefits set forth in the Agreement. This release of claims is intended to be as broad as the law allows, and includes, but is not limited to, rights arising out of alleged violations of any contracts, express or implied, any covenant of good faith or fair dealing, express or implied, any tort or common law claims, any legal restrictions on Employer’s right to terminate employees, and any claims under any federal, state, municipal, local or other governmental statute, regulation, or ordinance, including, without limitation:

a.	Claims of discrimination, harassment, or retaliation under equal employment laws such as Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Rehabilitation Act of 1973, and the Equal Pay Act, and any and all other federal, state, municipal, or local equal opportunity laws;

b.	Claims of wrongful termination of employment; statutory, regulatory, and common law “whistleblower” claims; and claims for wrongful termination in violation of public policy;

c.	Claims arising under the Employee Retirement Income Security Act of 1974, except for any claims relating to vested benefits under Employer’s or its affiliates’ employee benefit plans, as applicable;

d.	Claims of violation of wage and hour laws, including, but not limited to, claims for overtime pay, meal and rest period violations, and recordkeeping violations; and

e.	Claims of violation of federal, state, municipal, or local laws concerning leaves of absence, such as the Family and Medical Leave Act.

Claims That Are Not Being Released

5.	This Release does not include any claims that may not be released as a matter of law, and this Release does not waive claims or rights that arise after Employee signs this Release. Further, this Release will not prevent Employee from doing any of the following:

a.	Obtaining unemployment compensation, state disability insurance, or workers’ compensation benefits from the appropriate agency of the state in which Employee lives and works, provided Employee satisfies the legal requirements for such benefits (nothing in this Release, however, guarantees or otherwise constitutes a representation of any kind that Employee is entitled to such benefits);

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b.	Asserting any right that is created or preserved by the Agreement or this Release, such as Employee’s right to receive the success bonus, the retention bonus and the Severance benefits as set forth in the Agreement; and

c.	Filing a charge, giving testimony or participating in any investigation conducted by the Equal Employment Opportunity Commission or any duly authorized agency of the United States or any state (however, Employee is hereby waiving the right to file any claim or receive any personal monetary recovery or other personal relief should the Equal Employment Opportunity Commission (or any similarly authorized agency) pursue any class or individual charges in part or entirely on Employee’s behalf).

Additional Employee Covenants

6.	Employee confirms and agrees to Employee’s continuing obligations under Section V of the Agreement (entitled “Confidentiality and Employee Obligations”) following termination of Employee’s employment with Employer.

Voluntary Agreement and Effective Date

7.	Employee understands and acknowledges that by signing this Release, Employee is agreeing to all of the provisions stated in this Release, and has read and understood each provision.

8.	The parties understand and agree that:

a.	Employee will have a period of 45 calendar days in which to decide whether or not to sign this Release, and an additional period of seven calendar days after signing in which to revoke this Release. If Employee signs this Release before the end of such 45-day period, Employee certifies and agrees that the decision is knowing and voluntary and is not induced by Employer through (i) fraud, misrepresentation, or a threat to withdraw or alter the offer before the end of such 45-day period or (ii) an offer to provide different terms in exchange for signing this Release before the end of such 45-day period.

b.	In order to exercise this revocation right, Employee must deliver written notice of revocation to on or before the seventh calendar day after Employee executes this Release. Employee understands that, upon delivery of such notice, this Release shall terminate and become null and void.

c.	The terms of this Release will not take effect or become binding, and Employee will not become entitled to receive the Severance benefits as set forth in the Agreement, until that seven-day period has lapsed without revocation by Employee. If Employee elects not to sign this Release or revokes same within seven calendar days of signing, Employee will not receive such Severance benefits.

d.	All amounts payable hereunder shall be paid in accordance with the applicable terms of the Agreement.

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e.	As applicable, and in compliance with the Age Discrimination in Employment Act (“Act”), Employee is provided the information in Exhibit “1” to this Release as may be required by the Act.

Governing Law

9.	This Release shall be governed by the substantive laws of the State of Oklahoma, without regard to conflicts of law, and by federal law where applicable.

10.	If any part of this Release is held to be invalid or unenforceable, the remaining provisions of this Release will not be affected in any way.

Employee Consultation With Attorney

11.	Employee is hereby encouraged and advised to confer with an attorney regarding this Release. By signing this Release, Employee acknowledges that Employee has consulted, or had sufficient opportunity to consult with, an attorney or a representative of Employee’s choosing, if any, and that Employee is not relying on any advice from Employer, its agents or attorneys in executing this Release.

12.	This Release was provided to Employee for consideration on .

PLEASE READ THIS RELEASE CAREFULLY; IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

[Remainder of page intentionally left blank]

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Employee certifies that Employee has read this Release and fully and completely understands and comprehends its meaning, purpose, and effect. Employee further states and confirms that Employee has signed this Release knowingly and voluntarily and of Employee’s own free will, and not as a result of any threat, intimidation or coercion on the part of Employer or its representatives or agents.

EMPLOYEE

Date:

EMPLOYEE

Date:	BY:
ITS:

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EXHIBIT 1 TO

SAMSON INVESTMENT COMPANY

WAIVER AND RELEASE OF CLAIMS AGREEMENT

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APPENDIX B TO

SAMSON INVESTMENT COMPANY

CHANGE OF CONTROL AGREEMENT

WAIVER AND RELEASE OF CLAIMS AGREEMENT

This Waiver and Release of Claims Agreement (this “Release”) is being entered into by and between                     (“Employee”) and                     (“Employer”), subject to the terms and conditions set forth in this release, for the purpose of complying with the Release Requirements contained in the Samson Investment Company Change of Control Agreement between Employee and Employer (the “Agreement”). As used in this Release, “Employer” is defined as, shall mean and shall include (i)                     and any of its subsidiary companies, (ii) Samson Investment Company and any of its subsidiary companies (including, without limitation, Samson Resources Company, Samson Lone Star, LLC, Samson Offshore Company, Samson Contour Energy E&P, LLC and Samson Concorde Gas Intrastate, Inc.), and (iii) any buyer of such entities identified in (i) and (ii) above or any other successor to their business, including a Schusterman Family business entity. Other than the terms defined above, all capitalized and italicized terms appearing herein have the meaning set forth in the Agreement.

Success Bonus

1.	In exchange for Employee’s promises in this Release, Employer agrees to pay to Employee the Success Bonus as set forth in Section I of the Agreement.

2.	Employee agrees that he or she will be entitled to receive such Success Bonus only if Employee accepts and executes this Release, which requires Employee to release both known and unknown claims occurring prior to the date the Employee signs this Release.

3.	Employee agrees that the Success Bonus paid under Section I of the Agreement constitutes fair and adequate consideration for the execution of this Release and is an extra benefit to which Employee would not otherwise be entitled. Employee further agrees that Employee has been fully compensated for all wages and fringe benefits, including, but not limited to, paid and unpaid leave, due and owing, and such Success Bonus is in addition to payments and benefits to which Employee is otherwise entitled.

Termination of Participation In Stock Appreciation Rights Plan

4.	In exchange for Employee’s promises in this Release, Employer agrees to pay Employee for the deemed tender of all of Employee’s stock appreciation rights awarded but not previously tendered pursuant to the terms of the Samson Investment Company First Amended 2008 Stock Appreciation Rights Plan as set forth in the terms of said plan, including any amendments thereto, less an offset thereto for any indebtedness owing by Employee to Employer.

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5.	Employee agrees that said payment adequately reflects the results of the Change of Control as provided by the terms of said plan and that he or she will be entitled to receive such payment only if Employee accepts and executes this Release, which requires Employee to release both known and unknown claims occurring prior to the date the Employee signs this Release.

Claims That Are Being Released

6.	Employee agrees that this Release constitutes a full and final release by Employee and Employee’s descendants, dependents, heirs, executors, administrators, assigns, and successors, of any and all claims, charges, and complaints, whether known or unknown, that Employee has or may have to date against Employer and any of its parents, subsidiaries or affiliated entities, or the agents, plans or programs administering Employer’s benefits, and their respective officers, directors, managers, members, shareholders, employees, predecessors, successors, and assigns, arising out of or related to Employee’s employment, any agreements, including Stock Appreciation Rights Agreements, between Employee and Samson, the termination of the Samson Investment Company First Amended 2008 Stock Appreciation Rights Plan and Employee’s participation therein or otherwise based upon acts, events or other sets of fact that occurred on or before the date on which Employee signs this Release. To the fullest extent allowed by law, Employee hereby waives and releases any and all such claims, charges, and complaints in return for the payments set forth in the Agreement. This release of claims is intended to be as broad as the law allows, and includes, but is not limited to, rights arising out of alleged violations of any contracts, express or implied, any covenant of good faith or fair dealing, express or implied, any tort or common law claims, and any claims under any federal, state, municipal, local or other governmental statute, regulation, or ordinance, including, without limitation:

a.	Claims of discrimination, harassment, or retaliation under equal employment laws such as Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Rehabilitation Act of 1973, and the Equal Pay Act, and any and all other federal, state, municipal, or local equal opportunity laws;

b.	Statutory, regulatory, and common law “whistleblower” claims;

c.	With respect to Employer’s or its affiliates’ employee benefit plans other than the Samson Investment Company First Amended 2008 Stock Appreciation Rights Plan, Claims arising under the Employee Retirement Income Security Act of 1974, as applicable;

d.	Claims of violation of wage and hour laws, including, but not limited to, claims for overtime pay, meal and rest period violations, and recordkeeping violations; and

e.	Claims of violation of federal, state, municipal, or local laws concerning leaves of absence, such as the Family and Medical Leave Act.

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Claims That Are Not Being Released

7.	This Release does not include any claims that may not be released as a matter of law, and this Release does not waive claims or rights that arise after Employee signs this Release. Further, this Release will not prevent Employee from doing any of the following:

a.	Obtaining unemployment compensation, state disability insurance, or workers’ compensation benefits from the appropriate agency of the state in which Employee lives and works, provided Employee satisfies the legal requirements for such benefits (nothing in this Release, however, guarantees or otherwise constitutes a representation of any kind that Employee is entitled to such benefits);

b.	Asserting any right that is created or preserved by the Agreement or this Release, such as Employee’s right to receive the success bonus, the retention bonus and the Severance benefits as set forth in the Agreement; and

c.	Filing a charge, giving testimony or participating in any investigation conducted by the Equal Employment Opportunity Commission or any duly authorized agency of the United States or any state (however, Employee is hereby waiving the right to file any claim or receive any personal monetary recovery or other personal relief should the Equal Employment Opportunity Commission (or any similarly authorized agency) pursue any class or individual charges in part or entirely on Employee’s behalf).

Additional Employee Covenants

8.	Employee confirms and agrees to Employee’s continuing obligations under Section V of the Agreement (entitled “Confidentiality and Employee Obligations”) following termination of Employee’s employment with Employer.

Voluntary Agreement and Effective Date

9.	Employee understands and acknowledges that by signing this Release, Employee is agreeing to all of the provisions stated in this Release, and has read and understood each provision.

10.	The parties understand and agree that all amounts payable hereunder shall be paid in accordance with the applicable terms of the Agreement.

Governing Law

11.	This Release shall be governed by the substantive laws of the State of Oklahoma, without regard to conflicts of law, and by federal law where applicable.

12.	If any part of this Release is held to be invalid or unenforceable, the remaining provisions of this Release will not be affected in any way.

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PLEASE READ THIS RELEASE CAREFULLY; IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Employee certifies that Employee has read this Release and fully and completely understands and comprehends its meaning, purpose, and effect. Employee further states and confirms that Employee has signed this Release knowingly and voluntarily and of Employee’s own free will, and not as a result of any threat, intimidation or coercion on the part of Employer or its representatives or agents.

EMPLOYEE

Date:

EMPLOYER

Date:	BY:
ITS:

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